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Exhibit 99.1

www.fcg.com

For more information contact:
Luther J. Nussbaum Chairman and CEO
FOR IMMEDIATE RELEASE	First Consulting Group 562-624-5221 lnussbaum@fcg.com
Michael J. Puntoriero Executive Vice President and CFO First Consulting Group 562-624-5222 mpuntoriero@fcg.com
Thomas A. Reep Vice President Finance and Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP (FCG) REPORTS
SECOND QUARTER 2003 RESULTS

  •
  Reports Second Quarter Record Net Revenues of $71.3 Million

  •
  Restructures Life Sciences Business and Takes a $3.9 Million Restructuring Charge

  •
  Records a Net Loss of $3.5 Million and Loss Per Share of $0.14

  •
  Balance Sheet Focus Produces Continued Strong Cash Position and No Debt

        LONG BEACH, Calif., July 24, 2003—First Consulting Group, Inc. (Nasdaq: FCGI), a leading provider of information-based consulting, integration and outsourcing services to the health-related industries, today reported financial results for its second quarter ended June 27, 2003.

Second Quarter 2003 Performance

        Revenues before reimbursements ("net revenues") for the second quarter of 2003 were an all time record of $71.3 million, up 1.7% percent from the prior quarter and up 7.7% from the second quarter of 2002. The increase from the prior year was largely due to the revenues of acquired companies. The growth from the prior quarter was due to approximately 8% growth in Healthcare and Outsourcing revenues, partially offset with declines in Life Sciences revenues. FCG reported a net loss of $3.5 million, or $0.14 per share, for the second quarter of 2003, versus a net loss of $2.9 million, or $0.12 per share, in the second quarter of 2002.

        Working capital remained strong at $66.1 million. Total cash and investments increased to $60.2 million in the second quarter of 2003, as compared to $59.2 million in the first quarter of 2003, and $58.1 million in the second quarter of 2002. Day's sales outstanding (DSO) decreased to 42 days in the second quarter of 2003, compared to 46 days in the first quarter of 2003. FCG continues to have no debt outstanding.

        Luther Nussbaum, FCG's chairman and chief executive officer, said, "We have continued to invest in our business to extend our deep domain expertise and improve the performance of our clients over the past several years. We expected that our existing business base would cover those investments. However, as we faced some severe and sustaining setbacks within each of our business units, most recently in Life Sciences, much of the anticipated financial support for our investments was removed. Now, these investments have impacted our financial results and have negatively impacted our performance for the second quarter and our outlook for the remainder of 2003. While disappointed in the near-term result, we believe these investments are necessary for us to meet the service and product requirements that we now believe exist in what have been rapidly changing healthcare and life sciences markets. We remain committed to this path while also focusing on additional steps to improve our performance, further rationalize our costs and improve our predictability."

Business Unit Update

        FCG is providing the following performance summary for each business unit during the second quarter of 2003:

        Life Sciences:    As unique, custom enterprise solutions have become far less preferred to pre-packaged solutions and the demand for such development services has diminished substantially, FCG's strategic focus in Life Sciences during the past several months has been to accelerate development of a comprehensive, regulatory-compliant solution in expanding the FirstDoc(tm) suite for the biopharmaceutical industry. This will require additional software product development at the rate of $1 million per quarter over the next several quarters to expand the FirstDoc suite of products and our operations in Europe and Japan. Additionally, FCG is restructuring its Life Sciences practices with a 10% staff reduction with related severance costs previously announced. During the third quarter of 2003, Life Sciences will experience some negative seasonality, especially in Europe. (Please refer to the company's press release dated June 24, 2003 for further details regarding Life Sciences).

        Healthcare Group:    The company believes that Healthcare Delivery presents a significant growth engine for FCG over the next five years. Rapid growth in Healthcare Delivery will be dependent on achieving success in FCG's clinical transformation practice, which currently has a set of cornerstone clients in the early stages of the multi-year transformation process. Software implementation projects appear to be solid, large and growing, while the company's revenue cycle business is small with room for growth without large investments. In Health Plan, FCG expects to benefit from the new leadership provided by Steve O'Dell and continues to experience a profitable business despite stagnant growth and a weak new business pipeline. While the pipeline will take time to expand, the company believes it understands health plan needs and expects to sell broader offerings to this market. The Health Plan practice will be adversely impacted by the roll-off from two large systems implementations in the second half of 2003 without any replacement large implementations expected.

        Outsourcing:    Outsourcing has been a significant growth engine for FCG in the past five years. While outsourcing now exceeds $100 million in annual revenues, the company anticipates that the business will improve in profitability and revenue over the next 18 months. Having reduced operating costs, Outsourcing was profitable during the second quarter and expects to approach last year's profitability levels in the second half of 2003. The company believes that all of its outsourcing accounts are now in good standing and has resolved amicably previously disclosed issues at its account in Cleveland, Ohio. FCG is the vendor of choice in one small to mid-size opportunity that is expected to close in the second half of 2003. Additionally, FCG has a number of other small to large opportunities in the pipeline, but the company does not expect any of those prospects to close this year. FCG is in the early stages of lowering its delivery costs and costs to clients by moving services offshore from the client site. In Business Process Outsourcing (BPO), FCG completed the acquisition of Coactive Systems in May 2003 and is focusing on integrating those operations.

        Nussbaum concluded, "We will continue to invest in our business to realize the potential of what we have created. While this may adversely impact our results over the next few quarters, we are working to generate better results by improving our service offerings and continuing to work on reducing costs. We are focused on building a strong and lasting firm and continue to believe that we are investing in the right areas in order to serve our clients and the industry. Our offerings are much more solution oriented, are more complex than in the past and require time to develop and market. We believe our potential upsides are many, and need to turn our potential into actual results. This will take some time but we strongly believe we are setting the foundation for 2004 and several years beyond. We are a very viable company with a solid balance sheet, excellent brand recognition, and strong revenues at just under $300 million per year."

Financial Outlook

        As a result of the reported results for the second quarter of 2003 and as indicated in the company's June 24, 2003 press release, FCG again cautions investors that full year 2003 expected financial performance previously provided by the company is no longer valid. For the third quarter of 2003, FCG expects to post a loss similar to that experienced in the second quarter of 2003 due to continued investment in services and products as discussed above and the continuation of previously announced restructuring in the Life Sciences business unit. The company expects to be approaching profitability in the fourth quarter and returning to profitability early in 2004.

Second Quarter 2003 Conference Call

        FCG will hold an investor conference call to discuss second quarter 2003 results on Thursday, July 24, at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Daylight Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

About First Consulting Group

        FCG is a leading provider of consulting, technology, outsourcing and applied research services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. The firm's services increase clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Forward-Looking Statements

        This news release includes forward-looking statements based on First Consulting Group's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business units in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to gain closure on key engagements, including new outsourcing engagements and additional phases of clinical transformation projects, during 2003; (iv) the ability of FCG to deliver a low cost, high quality software development approach through its recently acquired offshore development facilities; (v) FCG's ability to realize the benefits of its investments in services and products, particularly its FirstDoc(tm) suite; (vi) FCG's ability to realize decreased general and administrative expenses on a percentage basis; (vii) FCG's ability to absorb the roll off of two large projects in its Health Plan practice; and (viii) FCG's ability to return to profitability in early 2004. These forward-looking statements involve known and unknown risks which may cause the company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.

        Some of the risks investors should consider include the following: (a) the unpredictable nature of the company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, particularly in the current economic and political climate, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve projected growth, revenue and earnings; (d) the ability of FCG to leverage its investments in sales effectiveness and enhanced products and services; (e) the ability of FCG to recover from the impact of the wind down of a large project in the Life Sciences business unit and to minimize the impact of the roll off of two large projects in its Health Plan practice; (f) the ability of FCG to integrate acquisitions and realize positive earnings contributions from those acquisitions in the short term; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam, Japan and Europe; (h) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (i) the continued ability of FCG to manage client expectations and costs on its outsourcing accounts; (j) the continued viability of the Patient Safety Institute as a source of potential business for FCG; and (k) other risk factors referenced in the company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.

        In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

[Financial Tables to Follow]

First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	3 Months Ended		6 Months Ended
	Jun. 27, 2003	Jun. 28, 2002	Jun. 27, 2003	Jun. 28, 2002
Revenues before reimbursements (net revenues)	$71,310	$66,198	$141,440	$129,475
Reimbursements	4,052	3,937	7,665	7,814

Total revenues	75,362	70,135	149,105	137,289
Cost of services before reimbursable expenses	48,703	41,809	96,290	81,882
Reimbursable expenses	4,052	3,937	7,665	7,814

Total cost of services	52,755	45,746	103,955	89,696

Gross profit	22,607	24,389	45,150	47,593
Selling expenses	7,699	6,939	14,968	13,833
General and administrative expenses	16,598	14,769	31,175	29,482
Restructuring, severance, and impairment charges	3,914	7,818	3,914	7,818

Operating loss	(5,604)	(5,137)	(4,907)	(3,540)
Interest income, net	252	244	528	452
Other expense, net	(205)	(50)	(4)	(107)

Loss before income taxes and cumulative effect of change in accounting principle, net of tax	(5,557)	(4,943)	(4,383)	(3,195)
Income tax benefit	(2,027)	(2,080)	(1,534)	(1,346)

Loss before cumulative effect of change in accounting principle, net of tax	(3,530)	(2,863)	(2,849)	(1,849)
Cumulative effect of change in accounting principle, net of tax	—	—	(2,597)	—

Net loss	$(3,530)	$(2,863)	$(5,446)	$(1,849)

Basic EPS:
Loss before cumulative effect of change in accounting principle, net of tax	$(0.14)	$(0.12)	$(0.11)	$(0.08)
Cumulative effect of change in accounting principle, net of tax	—	—	(0.11)	—

Net loss	$(0.14)	$(0.12)	$(0.22)	$(0.08)

Diluted EPS:
Loss before cumulative effect of change in accounting principle, net of tax	$(0.14)	$(0.12)	$(0.11)	$(0.08)
Cumulative effect of change in accounting principle, net of tax	—	—	(0.11)	—

Net loss	$(0.14)	$(0.12)	$(0.22)	$(0.08)

Basic weighted avg. shares	24,817	23,957	24,656	23,927
Diluted weighted avg. shares	24,817	23,957	24,656	23,927

First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands, except per share data)

	Jun. 27, 2003	Dec. 27, 2002
Cash, cash equivalents, and investments	$60,192	$67,346
Accounts receivable, net	26,926	36,889
Unbilled receivables	14,100	13,264
Current assets	109,258	124,807
Total assets	157,918	157,309
Current liabilities	43,158	40,963
Long-term debt	—	—
Total stockholders' equity	107,776	107,972

Selected Business Metrics

	Q2 2003	Q1 2003	Q4 2002	Q3 2002	Q2 2002
Revenues before reimbursements (net revenues) ($ millions)	71.3	70.1	68.9	69.6	66.2
Reimbursements ($ millions)	4.1	3.6	3.4	3.5	3.9
Total revenues ($ millions)	75.4	73.7	72.3	73.1	70.1
Gross margin %	31.7	32.1	36.1	34.3	36.8
Selling expense %	10.8	10.4	10.3	10.2	10.5
General and admin expense %	23.3	20.8	21.0	19.4	22.3
Operating income (loss) % (see note 1 below)	(7.9)	0.9	4.8	4.7	(7.8)
Utilization %, excluding Paragon (see note 2 below)	76.3	76.2	78.8	72.6	75.0
Utilization %, including Paragon (see note 2 below)	79.3	78.3	—	—	—
Total associates	2096	2046	1775	1839	1890
Paragon billable associates (see note 2 below)	324	277	—	—	—
Billable associates, excluding Paragon	722	729	743	784	849
Total outsourcing associates	669	659	709	722	688
Days sales outstanding (see note 3 below)	42	46	55	53	54
Note 1:	Operating income percentage is inclusive of a restructuring charge of $3.9 million (5.5% of net revenue) in Q2 2003, and $7.8 million (11.8% of net revenue) in Q2 2002
Note 2:	Acquired Paragon Solutions in February 2003, which is reporting through Life Sciences
Note 3:	Days sales outstanding are on a different basis in 2003 compared to 2002 due to the effect of adopting EITF 00-21

Sales Mix as a % of Net Revenues

	Q2 2003	Q1 2003	Q4 2002	Q3 2002	Q2 2002
Health Plan	11	10	11	11	14
Health Delivery	26	23	20	20	23
Government	3	3	3	2	3
Outsourcing	37	36	38	39	28
Life Sciences	17	24	26	26	29
Other	6	4	2	2	3

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FIRST CONSULTING GROUP (FCG) REPORTS SECOND QUARTER 2003 RESULTS